Exhibit 99.1

American Campus Acquires $862.8 Million Kayne Anderson Portfolio

AUSTIN, Texas--(BUSINESS WIRE)--December 3, 2012--American Campus Communities, Inc. (NYSE:ACC), the largest owner, manager and developer of high-quality student housing properties in the U.S., today announced the November 30, 2012 completion of the previously announced acquisition of 19 select student housing properties with 12,049 beds, including 366 beds at an additional phase currently under development at an existing property, from affiliates of Kayne Anderson Capital Advisors, L.P. The aggregate purchase price of $862.8 million includes the assumption of approximately $395.8 million of outstanding mortgage debt. The acquisition of the phase under development, which is expected to close during the third quarter of 2013, is subject to certain closing conditions, including satisfactory completion of such phase.

“These assets represent an exceptional opportunity to increase our asset base with high-quality properties and locations in Tier 1 university markets,” said Bill Bayless, American Campus CEO. “Furthermore, we expect to create significant value through improved operations and efficiencies with our proven operating platform. We would like to thank the Kayne Anderson team for their diligent and collaborative work with the ACC team to close the transaction in such a short time frame and earlier than expected.”

For more details on the 19 select property portfolio, please see the transaction announcement press release on the company website titled: American Campus Communities to Acquire $862.8 Million in High-Quality Assets

Locke Lord LLP served as legal counsel to American Campus.

About American Campus Communities

American Campus Communities, Inc. is the largest developer, owner and manager of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 160 student housing properties containing approximately 98,800 beds. Including its owned and third-party managed properties, ACC’s total managed portfolio consists of 187 properties with approximately 121,300 beds. Visit www.americancampus.com or www.studenthousing.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus Communities operates, management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

CONTACT:
American Campus Communities, Inc., Austin
Gina Cowart, 512-732-1000
Investor Relations